EXHIBIT 3.2 (a)

ELOT CORPORATE GOVERNANCE AMENDMENTS TO BYLAWS
NOVEMBER 15, 2000

I.   Text of new Section 2.2 of Article II of the Corporation’s Bylaws (Directors)

        2.2  Number and Independence of Directors.

        (a)  The number of directors constituting the Board of Directors shall be not less than five nor more than nine, and shall be subject to change in accordance with the Virginia Stock Corporation Act and these Bylaws. At least two-thirds of the members of the board of directors (the “Board”) shall be independent as defined herein. For purposes of any action of the Board, at least one-half of the directors present and eligible to vote must be independent.

        (b)  An independent director means a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship that, in the opinion of the Corporation’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered “independent”:

              (i)  a director who currently is an employee of the Corporation or any of its subsidiaries or has been an employee of the Corporation or any of its subsidiaries during any of the past three years;

              (ii)  a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation ;

              (iii)  a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;

              (iv)  a director who is a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation’s or other organization’s securities) that exceed 5% of the Corporation’s or other business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

              (v)  a director who is employed as an executive of another entity where any of the Corporation’s executives serve on that entity’s compensation committee;

              (vi)  a director who has had, during the past two years, any interest in any significant transaction, or any business or financial relationship, with the Corporation or an affiliate of the Corporation (other than service as a director) for which the Corporation has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission;

              (vii)  a director who personally receives or is an employee, director, or trustee of a foundation, university, or other institution that receives grants or endowments from the Corporation that are material to the Corporation or to either the recipient and/or the foundation, university or institution; and

              (ix)  a director who is employed by an entity of which (i) an executive officer of the Corporation serves as a director or trustee, or (ii) a director of the Corporation serves in a senior executive capacity.

        (c)  Notwithstanding the foregoing, one director who is not or may not be deemed to be “independent” due to any relationship described in subparagraphs (a) (i) through (ix) above, and who is not a current employee or an immediate family member of such employee, may be deemed to be independent for purposes of this section if the other independent members of the Board determine that the relationship would not interfere with such director’s exercise of independent judgment in carrying out the responsibilities of an independent director and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

II.   New Sections 3.1, 3.2, 3.3, 3.4 and 3.5 of Article III of the Bylaws (Committees)

             [Present sections 3.1, 3.2, 3.3 shall be deleted, and existing sections 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 shall be renumbered to follow the new sections. ]

        3.1  Audit Committee. There shall be an Audit Committee of the Board, composed entirely of independent directors, which shall oversee the Corporation’ s financial reporting process and internal controls, review compliance with laws and accounting standards, recommend the appointment of public accountants, and provide a direct channel of communication to the Board for public accountants, internal auditors and finance officers. The size and composition of the Audit Committee shall meet the requirements set forth in the rules of the National Market System of the NASDAQ Stock Market or any securities exchange upon which the securities of the Corporation are traded, as such applicable requirements may be amended from time to time. The Audit Committee shall operate in compliance with its charter approved by the Board of Directors.

        3.2  Nominating Committee. There shall be a Nominating Committee of the Board, composed entirely of independent directors, which shall be responsible for the evaluation and nomination of Board members.

        3.3  Compensation Committee. The Board of Directors shall designate a Compensation Committee which shall be composed entirely of independent directors, and which shall be responsible for (a) ensuring that senior management will be accountable to the Board through the effective application of compensation policies, and (b) monitoring the effectiveness of both senior management and the Board (including committees thereof). The Compensation Committee shall establish compensation policies applicable to the Corporation’s executive officers. A fair summary of such policies and the relationship of corporate performance to executive compensation, including the factors and criteria upon which the Chief Executive Officer’s compensation was based, shall be disclosed to shareholders in the Corporation’s proxy statement for the annual meeting.

        3.4  Transaction Committee. There shall be a Transaction Committee of the Board, composed entirely of independent directors, which shall be responsible for reviewing all related-party transactions involving the Corporation, and considering and making recommendations to the full Board with respect to all proposals involving (a) a change in control, or (b) the purchase or sale of assets constituting more than 10% of the Corporation’s total assets. Additionally, the Transaction Committee shall be responsible for reviewing all transactions or proposed transactions that trigger the Corporation’s shareholders’ rights plan, if any.

        3.5  Lead Director; Executive Sessions. If at any time the Chairman of the Board shall be an executive officer of the Corporation, or for any other reason shall not be an independent director, a non-executive Lead Director shall be selected by the independent directors. The Lead Director shall be one of the independent directors, shall be a member of the Audit Committee and of the Executive Committee, if there is such a committee, and shall be responsible for coordinating the activities of the independent directors. He shall assist the Board in assuring compliance with these corporate governance procedures and policies, and shall coordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors. Such executive sessions shall be held immediately following each regular meeting of the Board, and may be held at other times as designated by the Lead Director. The Lead Director shall approve, in consultation with the other independent directors, the retention of consultants who report directly to the Board. If at any time the Chairman of the Board is one of the independent directors, then he or she shall perform the duties of the Lead Director.

III.   Amendment of Sections 4.4, 4.5, and 4.6 relating to ex officio membership of officers on certain committees.

             The third sentence of Section 4.4, the third sentence of Section 4.5 and the second sentence of Section 4.6 are deleted.

IV.   Amendment of Section 6.5 of Article VI of the Company’s Bylaws. Section 6.5 of the Bylaws is restated to read as follows.

        6.5  (a)  The provisions of Article II, Section 2.2 and Article III, Sections 3.1 through 3.5 are cannot be amended or repealed without either (a) approval by the stockholders of the Corporation, or (b) approval by a two-thirds majority of all the authorized number of directors of the Company including two-thirds of the independent directors. Any inconsistent provisions of the Bylaws are hereby modified to be consistent with these provisions. The foregoing provisions shall not be construed to limit or restrict the effective exercise of statutory cumulative voting rights by any shareholder, but the Nominating Committee shall not nominate candidates for election to the Board except as may be consistent with such provisions, and no corporate funds may be expended for the solicitation of proxies which are inconsistent with the foregoing provisions.

              (b)  Except as provided in subsection (a) of this Section and unless proscribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed pursuant to these Bylaws. The shareholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, amend, alter or repeal any Bylaws and to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.